Exhibit 10.8

RHINEBECK BANK

EXECUTIVE LONG-TERM INCENTIVE AND RETENTION PLAN

ARTICLE I

Establishment, Purpose and Duration

1.1           Establishment. The Executive Long-Term Incentive and Retention Plan (the “Plan”) is adopted by Rhinebeck Bank (the “Bank”), originally effective as of January 1, 2003 and as amended and restated, effective January 1, 2018 (the “Effective Date”).

1.2           Purpose. The Plan formalizes the understanding by and among Rhinebeck Bank (the “Bank”) and certain officers of the Bank who received a Deferred Bonus, payable pursuant to the Rhinebeck Bank Executive Short-Term Incentive and Retention Plan (the “STIP”). This Plan is intended to constitute a nonqualified deferred compensation plan which, in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is unfunded and established primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. It is intended that all benefits payable under this Plan will be subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and this Plan shall be administered in good faith compliance with applicable requirements of Code Section 409A. The Plan is an account balance plan within the meaning of Treasury Regulation Section 1.409A-1(c).

1.3           Duration of Plan. This Plan shall commence as of the Effective Date, and shall remain in effect until terminated, amended or modified in accordance with Article VIII of the Plan.

ARTICLE II

Definitions

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1           “Bank” means Rhinebeck Bank or any successor to the business thereof, and any other affiliated or subsidiary corporation designated by the Board.

2.2           “Beneficiary” means the person, persons or entity designated by the Participant to receive benefits payable under the Plan. If no Beneficiary is so designated, then the Participant’s spouse, if living, will be deemed the Beneficiary. If the Participant’s spouse is not living, then the children of the Participant will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no living children, then the estate of the Participant will be deemed the Beneficiary.

2.3           “Cause” has the same meaning set forth in any written employment, change in control or severance agreement or arrangement between the Bank and the Participant that provides for a definition of termination for “Cause.” In the absence of such definition, “Cause” shall be determined in the sole discretion of the Board pursuant to the policies and procedures of the Bank that are applicable to the Participant.

2.4           “Change in Control” means” (except as otherwise provided in the last paragraph of hereof): (a) a change in the ownership of the Corporation; (b) a change in the effective control of the Corporation; or (c) a change in the ownership of a substantial portion of the assets of the Corporation as defined in accordance with Code Section 409A. For purposes of this Section 2.4 the term “Corporation” shall be defined to include the Bank, the Company or any of their successors, as applicable.

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(a)          A change in the ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such Corporation.

(b)          A change in the effective control of the Corporation occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation, or (ii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that this subsection “(ii)” is inapplicable where a majority stockholder of the Corporation is another corporation.

(c)          A change in a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (i) all of the assets of the Corporation, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

Notwithstanding anything herein to the contrary, a Change in Control shall not be deemed to have occurred either: (1) upon the conversion of the Bank to stock form (as a stand-alone stock bank or as the subsidiary of a mutual or stock holding company); or (2) following the conversion of the Bank to a subsidiary of a mutual holding company, upon the subsequent conversion of any mutual holding company to stock form, or in connection with any reorganization used to effect such a conversion.

2.5           “Committee” means the Compensation Committee of the Board of Directors of the Bank or Company, as applicable.

2.6           “Company” means Rhinebeck Bancorp, Inc., a Maryland corporation, and any successor thereto.

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2.7           “Deferred Bonus” shall have the same meaning set forth in the STIP.

2.8           “Disability” means the Participant’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Participant, or by the Social Security Administration, to be a disability rendering the Participant totally and permanently disabled. The Participant must submit proof to the Bank of the carrier’s or Social Security Administration’s determination upon the request of the Bank.

2.9           “Early Retirement Date” means the date on which the Participant has attained age 55 and completed 15 years of service with the Bank. The Participant’s “years of service” for purpose of this Section 2.9 is determined as of the Participant’s date of hire with the Bank.

2.10         “Eligible Employee” means each executive of the Bank who is participating in the STIP.

2.11         “Incentive Benefit Account” means the account maintained on the books of the Bank for each Participant pursuant to Article IV. A Participant’s Deferred Benefit Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan. A Participant’s Incentive Benefit Account shall not constitute or be treated as a trust fund of any kind.

2.12         “Incentive Benefit Account Balance” means the balance of any Incentive Benefit Account as of the applicable distribution date.

2.13         “Normal Retirement Age” shall mean age 65, unless otherwise set forth in any participation agreement between the Participant and the Bank.

2.14         “Participant” means an Eligible Employee or any person who has an Incentive Benefit Account.

2.15         “Plan Year” means a twelve-month period commencing January 1st and ending the following December 31st.

2.16         “Separation from Service” means the Participant’s retirement or other termination of employment with the Bank within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Participant’s right to reemployment is provided by law or contract. If the leave exceeds six (6) months and the Participant’s right to reemployment is not provided by law or by contract, then the Executive shall have a Separation from Service on the first date immediately following such six (6)-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to an amount less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Executive performed services for the Bank). The determination of whether the Participant has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

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2.17         “Specified Employee” means, in the event the Bank or the Company is or becomes a publicly traded company, a key employee within the meaning of Code Section 409A and the Treasury regulations issued thereunder.

ARTICLE III

Incentive Benefit Account

3.1        Incentive Benefit Account. The Bank shall maintain for each Participant an Incentive Benefit Account to which it shall credit all amounts allocated thereto in accordance with Article IV of the Plan. Each Participant’s Incentive Benefit Account shall be adjusted no less often than annually to reflect the credits made to the Incentive Benefit Account and the earnings thereon pursuant to Section 4.2 of the Plan. Such adjustments shall be made as long as any amount remains credited to the Participant’s Incentive Benefit Account. The amounts allocated and adjustments made will comprise of the Incentive Benefit Account at any time.

3.2           Unsecured Creditor. The Participant’s interest in his or her Incentive Benefit Account is limited to the right to receive payments under the Plan, and the Participant’s position is that of a general unsecured creditor of the Bank. Notwithstanding the foregoing, the Committee, in its discretion, may elect to establish a fund containing assets equal to the amounts credited to the Participant’s Incentive Benefit Account, and may elect in its discretion to designate a trustee and/or custodian to hold the fund in trust, provided, however that the fund shall remain a general asset of the Bank, subject to the rights of creditors of the Bank.

ARTICLE IV

Contributions

4.1           Contributions. The Participant’s Deferred Bonus will be credited to his or her Incentive Benefit Account as of the date on which the Participant’s Bonus Award (as defined in the STIP), if any, is paid pursuant to the STIP.

4.2           Earnings. As of the last day of each Plan Year, the Bank will credit to each Participant’s Incentive Benefit Account interest on the Incentive Benefit Account Balance equal to the Company’s return on equity (on a consolidated basis) for the fiscal year of the Company immediately preceding the applicable Plan Year.

4.3           Vesting. A Participant will become vested in each Deferred Bonus (and any related earnings) 20% per year for each year of service with the Bank, commencing on January 1st of the year immediately following the Plan Year for which the Deferred Bonus was earned, provided, however, that the Participant will become 100% in his or her entire Incentive Benefit Account Balance upon the earlier of: (1) the Participant’s death, Disability or involuntary termination of employment by the Bank without Cause; (2) the Participant’s attainment of the Normal Retirement Age or Early Retirement Date; or (3) upon the occurrence of a Change in Control.

ARTICLE V

Distribution of Benefits

5.1           Separation from Service. If the Participant has a Separation from Service for any reason (including, but not limited to, due to death or Disability or following a Change in Control) other than for Cause, the Participant (or the Participant’s Beneficiary) would be entitled to a lump sum cash payment equal to the vested portion of the Participant’s Incentive Benefit Account Balance as of the date of Separation from Service, with such payment to be made within 30 days following the Participant’s Separation from Service.

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5.2           Termination for Cause. If the Participant has a Separation from Service due to Cause, the Participant’s entire Incentive Benefit Account Balance (even if vested) would be forfeited, and the Participant’s participation in this Plan will immediately become null and void.

5.3           Delayed Distributions for Specified Employees. Notwithstanding anything in the Plan to the contrary, if a Participant is a Specified Employee and payment of his or her Incentive Benefit Account Balance is triggered due to Separation from Service (other than due to Disability or death), then solely to the extent necessary to avoid penalties under Code Section 409A, no payment will be made during the first six (6) months following the Participant’s Separation from Service. Rather, any payment which would otherwise be paid to the Participant during such period will be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following such Separation from Service.

ARTICLE VI
Administration

6.1           Committee; Duties. This Plan shall be administered by the Committee. The Committee shall have the sole authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan. A majority vote of the Committee members shall control any decision.

6.2           Agents. The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Bank.

6.3           Binding Effect of Decisions. The decision or action of the Committee in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules of regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

6.4           Indemnity of Committee. The Bank shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE VII

Claims Procedures

7.1           Claim. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing within 30 days.

7.2           Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

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(a)          The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

(b)          A description of any additional material or information required and an explanation of why it is necessary.

(c)          An explanation of the Plan’s claim review procedure.

7.3           Review of Claim. Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

7.4           Final Decision. The decision on review will normally be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision will be in writing and state the reasons and the relevant Plan provisions.

ARTICLE VIII

Amendment and Termination of Plan

8.1           Amendment. Notwithstanding anything herein contained to the contrary, the Board reserves the exclusive right to freeze or to amend the Plan at any time, provided that no amendment to the Plan shall be effective to decrease or to restrict the amount accrued to the Participant as of the date of such amendment.

8.2           Complete Termination. The Board may elect to terminate the Plan at any time, provided that the termination of the Plan shall not decrease or restrict the amount accrued to the Participant as of the date of such termination. Notwithstanding the foregoing, in event the Bank desires to pay out to the Participant his or her entire Incentive Benefit Account Balance in connection with the termination of the Plan, the Bank must do so in accordance with the following circumstances and conditions to comply with Code Section 409A:

(a)          The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of: (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)          The Board may terminate the Plan by irrevocable action within the 30 days preceding, or 12 months following, a Change in Control, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the irrevocable termination of the arrangements. For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A.

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(c)          The Board may terminate the Plan provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank; (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

ARTICLE IX

Miscellaneous

9.1           Non-assignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

9.2           Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Bank and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Bank except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Bank or to interfere with the right of the Bank to discipline or discharge him or her at any time.

9.3           Payment to Participant, Legal Representative or Beneficiary. Any payment to any Participant or the legal representative, Beneficiary, or to any guardian or committee appointed for such Participant or Beneficiary in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Bank, which may require the Participant, legal representative, Beneficiary, guardian or committee, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Bank.

9.4           Governing Laws. The provisions of this Plan shall be construed and interpreted according to the laws of the State of New York, unless preempted by federal law. The Participant agrees that all demands, claims, actions, causes or action, suits, proceedings and litigation between and among the Bank and any other party related to this Plan will be filed, tried and litigated only in a court located in Dutchess County in the State of New York, unless another venue is required by applicable law.

9.5           Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

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9.6        Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee or the Secretary of the Bank. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

9.7           Successors. The provisions of this Plan shall bind and inure to the benefit of the Bank and its successors and assigns. The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Bank, and successors of any such corporation or other business entity.

9.8           12 U.S.C. § 1828(k). Any payments made to the Participant pursuant to this Plan or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359 Golden Parachute and Indemnification Payments or any other rules and regulations promulgated thereunder.

9.9           Entire Agreement. This Plan and the STIP sets forth the entire understanding of the parties hereto with respect to any Deferred Bonus to be provided by the Bank, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are superseded by this Plan.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Bank has caused this Plan to be executed on the day and date written below.

RHINEBECK BANK

Date:	August 28, 2018	By:	/s/ Michael J. Quinn

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EXHIBIT A

RHINEBECK BANK

EXECUTIVE LONG-TERM INCENTIVE AND RETENTION PLAN

BENEFICIARY DESIGNATION FORM

Print Name:

I hereby designate the following Beneficiary(ies) to receive my Incentive Benefit Account Balance under the Plan, following my death:

PRIMARY BENEFICIARY:

Name:	% of Benefit:

Name:	% of Benefit:

Name:	% of Benefit:

SECONDARY BENEFICIARY (if all Primary Beneficiaries pre-decease the Participant):

Name:	% of Benefit:

Name:	% of Benefit:

Name:	% of Benefit:

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect. This Beneficiary Designation is revocable.

Date	Participant

Date	Witness

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